Exhibit 5.1

Client: 67293-00129

August 20, 2012

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Re:	Capital One Financial Corporation
Registration	Statement on Form S-3 (File No. 333-181047)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-181047, as amended (the “Registration Statement”), of Capital One Financial Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 40,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share (the “Preferred Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that when the Preferred Shares are issued to the Depositary, as defined in the deposit agreement relating to the Depositary Shares (the “Deposit Agreement”), in accordance with the terms of the Deposit Agreement, and the Depositary Shares are issued to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement dated as of August 13, 2012 (the “Underwriting Agreement”), among the Company and the underwriters named therein, the Preferred Shares will be validly issued, fully paid and non-assessable. Further, when:

a.	the Deposit Agreement has been duly executed and delivered by the Company and the Depositary,

b.	the terms of the Depositary Shares have been established in accordance with the Deposit Agreement, and

Capital One Financial Corporation

August 20, 2012

c.	the depositary receipts representing the Depositary Shares have been duly executed and countersigned (in the case of certificated Depositary Shares), registered and delivered in accordance with the Deposit Agreement and the Underwriting Agreement for the consideration provided therein, the depositary receipts evidencing the Depositary Shares will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions “Validity of the Preferred Stock” and “Certain Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP